Hennessy Advisors, Inc. to Begin Trading on NASDAQ

NOVATO, Calif., April 28, 2014 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) today announced that it has been approved to list its shares on The NASDAQ Capital Market, and trading of the company's stock on NASDAQ will begin at the opening of the market today, April 28, 2014, under the stock symbol HNNA. Prior to today, Hennessy Advisors, Inc.'s stock traded on the OTC Bulletin Board under the same symbol.

"Listing our stock on this highly-respected, national exchange is a significant milestone for Hennessy Advisors and emphasizes our commitment to grow the value of the company for the benefit of our shareholders," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "With our impressive growth of assets under management, our firm is garnering more and more attention from potential investors. We strongly believe this move to NASDAQ will provide more liquidity for our current stockholders, increase the firm's visibility to the investment community and allow many institutions to invest in Hennessy Advisors who typically do not or cannot invest in over-the-counter securities," he added.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders. For more information, please visit the company's website at www.hennessyadvisors.com.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

Information in this release may be considered forward-looking statements within the meaning of the securities laws, which involve risk and uncertainty, and for which we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Those risks and uncertainties include, but are not limited to, our ability to successfully become listed on NASDAQ or maintain such listing, the liquidity prospects of our common stock, and our ability to increase our visibility to the investment community. We have based these forward-looking statements on our current expectations and projections about future events, based on information currently available to us. Forward-looking statements should not be read as a guarantee of future results, and Hennessy Advisors assumes no responsibility for the accuracy and completeness of any forward-looking statements.

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Neil J. Hennessy
http://www.profnetconnect.com/neil_hennessy

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyfunds.com, 800-966-4354; or Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1056